Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS SECOND QUARTER NET SALES

INCREASE 57% TO $15.7 MILLION

Revises 2007 Financial Guidance

MOUNTAIN VIEW, Calif. (July 25, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and six months ended June 30, 2007.

Net sales for the second quarter of 2007 were $15.7 million, up 57% over net sales of $10.0 million for the second quarter of 2006 and up 14% over net sales of $13.8 million for the first quarter of 2007.  The net loss for the second quarter of 2007 improved to $2.1 million, or $0.07 per share, compared with a net loss of $5.3 million, or $0.18 per share, for the second quarter of 2006.

Net sales growth during the 2007 second quarter was due to higher commercial sales of the Essure system worldwide, and reflects increasing numbers of physicians entering and completing training and certified physicians performing the Essure procedure in-office, the highest utilization setting.  Domestic sales of the Essure system increased 54% and international sales increased 79%, both compared with the comparable prior-year period.

“During the quarter we continued to see growing support for the Essure system in the physician office setting, where the numerous benefits of the Essure procedure are most apparent. We opened 368 physician office accounts during the quarter and 40% of our unit volume went to the in-office channel. We also experienced heavy physician demand for training on the Essure system, with 531 physicians entering preceptorship and 313 physicians becoming certified during the quarter,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.

“However, we are about 10% behind plan on sourcing qualified sales representatives. This shortfall along with the resource-intensive activities to transition a physician from performing the procedure in a hospital setting to an office setting directly impacted our net sales volume for the quarter, with sales of $15.7 million being slightly lower than previously issued low-end guidance for net sales of $15.9 million. Nevertheless,” he added, “we are pleased with the progress of moving the procedure to the office setting and the 60% improvement in net loss for the quarter to $2.1 million over the prior year, as it bettered our previous guidance range for net loss of $3.2 million to $3.5 million.”

Gross profit for the second quarter of 2007 was $11.4 million, or 73% of net sales.  This compares favorably with gross margin for the second quarter of 2006 of 64% and is consistent with the 73% gross margin for the first quarter of 2007. The year-over-year increase in gross margin is related to lower manufacturing costs associated with higher unit volume and to a domestic price increase implemented during the first quarter of 2007. The flat quarter-to-quarter gross margin reflects lower per-unit manufacturing costs, offset by a greater mix of international sales made at a lower selling price.

Research and development expenses were $1.1 million for the second quarter of 2007, compared with $1.1 million for the second quarter of 2006 and $1.6 million for the first quarter of 2007.  R&D expenses reflect product development and clinical expenditures, which are substantially related to the ongoing development of our technology.

Selling, general and administrative expenses were $13.2 million for the second quarter of 2007, compared with $10.9 million for the second quarter of 2006 and $13.0 million for the first quarter of 2007. The Company continues to increase the number of sales territories and personnel and is funding a variety of marketing programs in an effort to broaden patient awareness and refine physician skills at performing the Essure procedure in-office using minimal anesthesia.

Cash, cash equivalents and short-term investments were $95.6 million as of June 30, 2007, a reduction of $1.6 million from March 31, 2007. This net cash usage compares with $3.0 million in the second quarter of 2006 and net cash increase of $71.4 million in the first quarter of 2007, which includes the positive impact of the $74.5 million convertible debt offering in February 2007.

“Our focus remains on building out our sales force infrastructure and rolling out physician and patient awareness programs,” added Mr. Sieczkarek.  “Although we would prefer a faster pace of hiring, we are balancing the time-intensive needs of building our office business with our requirements for building a top-notch field organization to promote the Essure experience to our physicians and patients. Our confidence in the Essure device as the best choice among women interested in permanent birth control is unwavering, so we continue to pioneer in-office hysteroscopy and OB/GYN practice marketing until all interested women can avail themselves of our safe, fast and highly effective procedure.”

For the six months ended June 30, 2007, Conceptus reported net sales of $29.4 million, up 64% over net sales of $18.0 million for the comparable six-month period in 2006. The net loss for the first half of 2007 of $6.2 million, or $0.21 per share, compares favorably with the net loss of $11.1 million, or $0.38 per share, for the first half of 2006. Included in the net loss for the first half of 2007 and 2006 are non-cash charges of $3.0 million for stock-based compensation expense.

Financial Guidance

Conceptus revised full-year 2007 financial guidance, as follows:

•                  The Company expects net sales for the year to be in the range of $62 million to $65 million, and net loss to be in the range of $7.6 million to $10.0 million. The Company’s previous guidance was for net sales of $66 million to $68 million and a net loss of $6.3 million to $7.1 million.

•                  For the third quarter of 2007 the Company expects net sales to be in the range of $15.7 million to $16.1 million, and net loss to be in the range of $2.1 million to $2.7 million.

“The metrics for tracking the success of our business remain very strong in terms of physician interest in being trained on the Essure system and moving the procedure into the office environment where patient awareness programs increase utilization,” continued Mr. Sieczkarek. “Although we expect to continue adding experienced sales personnel, we find ourselves about one calendar quarter behind in our hiring and net sales expectations and we don’t believe this will change for the balance of the year.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time July 25, 2007 through 11:59 p.m. Eastern time July 27, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 7317277.

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a sterilization procedure that replaces tubal ligation for women. A soft micro-insert is placed into the Fallopian tubes through the cervix using a hysteroscope. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes, over three months. An Essure procedure does not require cutting into the body and can be performed in the doctor’s office, a less costly procedure setting, with just a local anesthetic. A woman is able to leave the office about 45 minutes after the procedure is completed. The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective (based on four years of clinical study follow-up data). The probability of pregnancy in 1000 women at 4 years is only 2.0 as compared to 11.8 for surgical tubal ligation procedures studied in CREST study.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$15,669	$10,003	$29,449	$17,965

Cost of goods sold	4,238	3,651	7,943	6,534

Gross profit	11,431	6,352	21,506	11,431

Operating expenses:
Research and development	1,061	1,069	2,703	2,269
Selling, general and administrative	13,172	10,935	26,181	20,935

Total operating expenses	14,233	12,004	28,884	23,204

Operating loss	(2,802)	(5,652)	(7,378)	(11,773)

Interest and other income, net	662	323	1,138	656

Net loss	$(2,140)	$(5,329)	$(6,240)	$(11,117)

Basic and diluted net loss per share	$(0.07)	$(0.18)	$(0.21)	$(0.38)

Shares used in computing basic and diluted net loss per share	29,420	28,918	29,340	28,890

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30,	December 31,
	2007	2006

Cash, cash equivalents, short-term investments and restricted cash	$95,617	$25,838

Accounts receivable, net	10,616	6,976

Inventories	2,600	610

Other current assets	1,496	1,064

Total current assets	110,329	34,488

Property and equipment, net	2,695	2,917

Intangible assets, net	1,266	1,350

Other assets	3,424	996

Total assets	$117,714	$39,751

Total liabilities	95,886	8,737

Common stock and additional paid in capital	251,685	254,631

Accumulated deficit	(229,857)	(223,617)

Total stockholders’ equity	21,828	31,014

Total liabilities and stockholders’ equity	$117,714	$39,751

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